401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Articles of Domestication (PURSUANT TO NRS 92A.270) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 1. Domestic Entity Information: Legal Name of Nevada entity as it will appear in the Nevada formation document. Mentari Therapeutics, Inc. Type of Nevada business entity (such as a Corporation, LLC, etc.): Corporation 2. Prior Name: Legal name of the organization as it existed before domesticating in Nevada: Mentari Therapeutics, Inc. 3. Original Filing Date and Jurisdiction: Original jurisdiction of formation: British Columbia, Canada Original formation date: May 19, 1981 4. Jurisdiction: Principal place of business (state or country) prior to domestication: British Columbia, Canada 5. Signature: Eric A. Adams CEO and President First Name Last Name Title X /s/ Eric A. Adams November 6, 2026 Signature Date Include the appropriate fees. See instructions. Page 1 of 1 Revised: 7/1/2026